Exhibit 4.7

THIS FINDERS FEE AGREEMENT is made as of the ____ day of ________, 2004.

BETWEEN:

SUNBURST ACQUISITIONS IV INC.

103-20120 64th Ave.

Langley, British Columbia

CANADA V2Y1M8

(the “Company”)

OF THE FIRST PART

AND:

Liberty Management, LLC

424 East Central Florida, #342

Orlando, Florida USA 32801

(the “Finder”)

OF THE SECOND PART

W H E R E A S:

A.

The Company has entered into agreements with respect to the acquisition of interests in mineral properties in Mexico;

B.

The Finder is a corporate consulting firm acting as middleman between the Company and the “Mineral Property Owner(s)”;

C.

The Finder introduced the Company to the individual(s) owning certain mineral properties and options on certain mineral options and securing such mineral properties for the Company (such individuals to be called the “Mineral Property Owner(s)”), and the Finder assisted the Company with follow up activities;

D.

The Company wishes to reward the Finder for its services in the manner hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, promises, conditions, warranties and representations hereinafter set forth, the parties hereto agree as follows:

1.

The Company agrees to compensate the Finder as follows:  five percent (5%) of any and all shares of common stock issued to the Mineral Property Owner in exchange for the acquisition (the “Shares”).

2.

The Shares shall carry piggy-back registration rights and as such Company is required to include the Shares in any registration statement filed by the Company for the registration of any shares of common stock in the Company (or if Company is filing on a Form S-8 the Company shall be required to file a separate registration statement for the Shares.)  Notwithstanding, upon demand by the holder of the Shares to the Company, the Shares shall be registered pursuant to an effective registration statement duly filed with the U.S. Securities and Exchange Commission.

3.

The parties hereto, and each of them, covenant and agree that each of them shall and will upon reasonable request by the other party, make, do, execute or cause to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances whatsoever for the better or more perfect and absolute performance of the terms and conditions of this Agreement.

4.

By execution hereof, the Company acknowledges that the Finder does not provide investment advice or financial planning services.  In that regard, the Finder is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and cannot therefore provide any advice regarding the desirability or value of purchasing, selling, transacting in, investing in, or holding any security.

5.

The Company hereby agrees to indemnify and hold harmless the Finder, its managers, members, agents and employees (collectively referred to as the Finder for purposes of this Section 6) from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses as incurred by any of them (including the fees and expenses of counsel) which are related to or arise out of any actions taken or omitted to be taken (including any untrue statements made or omitted to be made) by the Company or any actions taken or omitted to be taken by the Finder (except in the case of gross negligence or willful misconduct on the part of such Finder) in connection with the transactions contemplated by the Purchase Agreement or otherwise related to or arising out of the Finder’s activities on behalf of the Company.  The Company shall reimburse Finder for all expenses (including the fees and expenses of counsel) incurred by such Finder in connection with investigating, preparing or defending any such claim, action, suit or proceeding, including in connection with pending or threatened litigation to which Finder is a party.

6.

The Company and the Finder acknowledge that the managing member of the finder, also is represented by assigns as a shareholder of the company owning the mineral properties in Mexico and will also be indirectly receiving shares as part of the acquisition transaction.

7.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, successors and assigns.

8.

This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State.  In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.  The parties hereto hereby submit to the exclusive jurisdiction of the United States Federal Courts located in Florida with respect to any dispute arising under this Agreement or the transactions contemplated hereby.  The party which does not prevail in any dispute arising under this Agreement shall be responsible for all fees and expenses, including attorneys’ fees, incurred by the prevailing party in connection with such dispute.

9.

This Agreement consists of a total of 3 pages.  This Agreement may be signed in any number of counterparts and the combination of the same shall constitute a binding agreement.  A signed copy of this Agreement received via facsimile shall be deemed an original signature of a party for purposes of making this Agreement a binding agreement.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of and from the day first above written.

SUNBURST ACQUISITIONS IV INC.

By:

     Name:  Terry Fields

     Title:    President

LIBERTY MANAGEMENT, LLC

By:

     Name:  Patrick Kephart

     Title:    Managing Member